Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Holdings GP, L.P. Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 400 Tulsa, Oklahoma 74119 (918) 295-7673
FOR IMMEDIATE RELEASE

Alliance to Present at the National Association of Publicly Traded Partnerships 2015 Master Limited Partnership Investor Conference

TULSA, OKLAHOMA, May 8, 2015 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) and Alliance Holdings GP, L.P. (NASDAQ: AHGP) today announced that Joseph W. Craft III, President and Chief Executive Officer, will make a presentation at the National Association of Publicly Traded Partnerships 2015 Master Limited Partnership Investor Conference in Orlando, Florida at approximately 9:00 a.m. Eastern time on Friday, May 22, 2015.

The audio portion of Mr. Craft’s presentation will be available via webcast at http://wsw.com/webcast/naptp8/arlp and for replay for 30 days following the conference.  The related presentation will also be available May 22, 2015 on both ARLP’s website (http://www.arlp.com) and AHGP’s website (http://www.ahgp.com) under “Investor Information” and “Investor Presentations.”

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.  ARLP operates ten mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also has made equity investments in, and is purchasing reserves and operating surface facilities related to, a new mining complex in southern Illinois. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of Alliance Resource Partners, L.P. at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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About Alliance Holdings GP, L.P.

AHGP is a limited partnership formed to own and control Alliance Resource Management GP, LLC, the managing general partner of ARLP, through which it holds a 1.98% general partner interest and the incentive distribution rights in ARLP.  In addition, AHGP owns 31,088,338 common units of ARLP.

News, unit prices and additional information about AHGP including filings with the Securities and Exchange Commission, are available at http://www.ahgp.com.  For more information, contact the investor relations department of Alliance Holdings GP, L.P. at (918) 295-1415 or via e-mail at investorrelations@ahgp.com.

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